EXHIBIT 2.2

ANNEX B

ASSET PURCHASE AGREEMENT

By and Between

LATTICE COMMUNICATIONS, LLC

and

PINNACLE TOWERS ACQUISITION LLC

Dated as of

July 29, 2004

PORTIONS OF THIS EXHIBIT MARKED BY AN *** HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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Section 9.9.	Assignment.	38
Section 9.10.	Parties in Interest	38
Section 9.11.	Waiver of Trial by Jury.	38
Section 9.12.	Saturdays, Sundays, Holidays, Etc.	38

APPENDICES

APPENDIX A:	DEFINITIONS

EXHIBITS

EXHIBIT A:	FORM OF MASTER BILL OF SALE AND ASSIGNMENT AND ASSUMPTION OF LEASES
EXHIBIT B:	SHELTER AGREEMENT
EXHIBIT C:	OPINION OF SELLER’S COUNSEL
EXHIBIT D:	TITLE ENDORSEMENTS
EXHIBIT E:	OPINION OF PURCHASER’S COUNSEL
EXHIBIT F:	FORM OF GROUND LESSOR ESTOPPEL
EXHIBIT G:	FORM OF NON-DISTURBANCE AGREEMENT

DISCLOSURE SCHEDULE

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ASSET PURCHASE AGREEMENT (“Agreement”), dated as of July 29, 2004 (“Effective Date”), by and between LATTICE COMMUNICATIONS, LLC, a Delaware limited liability company (“Seller”), and PINNACLE TOWERS ACQUISITION LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns and operates a business of providing and managing wireless and broadcast communications infrastructure by leasing antenna space on the Towers located at the Sites (each as defined below) to third party tenants (the “Business”); and

WHEREAS, Seller is willing to sell and assign, and Purchaser is willing to purchase, the Tower Assets and assume the Assumed Obligations (each as defined below), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

ARTICLE 1

DEFINED TERMS

As used herein, the terms defined in Appendix A shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Collateral Document. References to “hereof,” “herein” or similar terms are intended to refer to this Agreement as a whole and not to a particular section, and references to “this Section” or “this Article” are intended to refer to the entire section or article of this Agreement and not to a particular subsection thereof. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

ARTICLE 2

PURCHASE AND SALE OF ASSETS

Section 2.1. Agreement to Buy and Sell. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase, at the Closing, the Tower Assets, free and clear of any Liens of any nature whatsoever, other than Permitted Exceptions.

Section 2.2. Reserved.

Section 2.3. Purchase Price.

(a) Subject to the adjustments pursuant to this Section 2.3, and as otherwise provided in this Agreement, the purchase price for the Assets (the “Purchase Price”) is One Hundred Fifteen Million and No/100 Dollars ($115,000,000.00). The Purchase Price shall be paid at the Closing (subject to the holdback provided for in Section 2.3(e) hereof) by a wire transfer of immediately available funds to such bank account or accounts as Seller shall designate in writing to Purchaser at least two (2) business days prior to the Closing.

(b) The parties acknowledge and agree that the Purchase Price has been negotiated by the parties based, in part, upon Seller’s representation that the aggregate monthly gross profit reported in the internal financial statements of Seller, kept on an accrual basis of accounting in the ordinary course of business, for the three (3) full calendar months of March, April and May 2004, multiplied by ***, from all Sites is at least *** (the “Annualized Tower Cash Flow”). In calculating Annualized Tower Cash Flow, Seller’s financial statements include, as expenses deducted in calculating gross profit, all direct expenses of operating the Tower Assets. Annualized Tower Cash Flow ***. In calculating Annualized Tower Cash Flow, revenue for purposes of determining gross profit shall only include the monthly billings for all valid, executed and currently paying Tenant Leases, excluding any straight-line income or expenses under SFAS 13, generated by the Tower Assets. Accordingly, if the Annualized Tower Cash Flow is less than ***, Purchaser may, in its sole discretion, terminate this Agreement.

(c) ***

(d) If any required Third Party Consent, Ground Lessor Estoppel or Non-Disturbance Agreement is not obtained or waived by Purchaser in writing on or prior to the Closing Date, or in the event any other condition to Closing specified in Section 6.2 is not satisfied or waived by Purchaser in writing on or prior to the Closing Date as to any Site (in each case, a “Non-Qualifying Site”), then the Purchase Price shall be adjusted in accordance with the provisions of Section 6.4.

(e) Subject to and upon the terms and conditions of this Agreement, at Closing, Purchaser shall deposit the sum of *** of the Purchase Price into an interest bearing escrow account maintained by the Escrow Agent pursuant to an escrow agreement among Seller, Purchaser and Escrow Agent that is reasonably acceptable to all such parties (together with the interest earned thereon, the “Escrowed Purchase Price Account”). Unless Purchaser has provided a written notice to Seller of a claim for indemnification pursuant to Article 8 prior to the date which is *** A Qualified Notice of Claim is a notice provided by Purchaser to Seller which specifically sets forth in detail the basis of any claim for indemnification pursuant to Section 8.2(c) against the Escrowed Purchase Price Account and the Purchaser’s reasonable good faith estimate of the amount of such claim. ***

Section 2.4. Reserved.

Section 2.5. Closing.

(a) Unless this Agreement shall have been terminated pursuant to Section 7.1 and subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in Article 6, the wiring of the Purchase Price by Purchaser payable at the initial closing of the Purchase (the “Closing”) shall take place on or before 3:00 p.m. Eastern Time, on the date which is the earlier of: (i) one hundred sixty (160) days from the Effective Date; (ii) ten (10) business days after Seller provides notice to Purchaser that all conditions to Closing to be satisfied by Seller have been or will be satisfied by Seller within such ten (10) business day period provided such notice is delivered on or after September 5, 2004; (iii) ten (10) business days after Purchaser provides notice to Seller that all conditions to Closing for Sites that represent ***; or (iv) any other date, place or time agreed to in writing by the parties prior to the Termination Date, as hereafter defined (the “Closing Date”). Notwithstanding the foregoing, the Closing for all of the Non-Qualifying Sites, not previously closed, that are not Excluded Sites shall be on the date which is seventy (70) days from the Closing Date.

(b) At the Closing, Seller shall assign and transfer to Purchaser all of its right, title and interest in and to the Tower Assets, free and clear of all Liens, other than Permitted Exceptions.

(c) At the Closing, Seller shall deliver to Purchaser the following:

(i) with respect to each Site that is an Owned Property:

(A) a *** warranty deed duly executed and acknowledged, conveying fee simple title to the real property comprising the Site in a form acceptable for recording in the state and county where such Owned Property is located, and as otherwise reasonably satisfactory in substance and form to Purchaser, and subject to the Permitted Exceptions, together with such other forms as may be required to record such deed;

(B) a duly executed certification of non-foreign status that complies with the requirements of section 1445 of the Code executed by Seller and any other applicable state Law withholding certificates (each, a “FIRPTA Certificate”); provided, however, that if Seller fails to deliver such FIRPTA Certificates, Purchaser will be entitled to withhold all requisite amounts in accordance with section 1445 of the Code or applicable state Law, as the case may be; and

(C) actual possession of the real estate, subject to any tenant rights under the applicable Tenant Lease(s).

(ii) with respect to each Site that is a Leasehold Property:

(A) where applicable, a Non-Disturbance Agreement duly executed by the Ground Lessor and the Ground Lessor’s mortgagee(s);

(B) the original Ground Lease (or, if the original is not available, an executed copy thereof), together with a notice letter addressed to the Ground Lessor thereunder, advising of the assignment of such Ground Lease to Purchaser;

(C) for each applicable Leasehold Property, except for the Leasehold Properties listed in Section 2.5(c)(ii)(C) of the Disclosure Schedule, a separate Memorandum of Lease with respect to each Ground Lease duly executed and in a form acceptable for recording in the state and county where the applicable Tower Asset is located to the extent that Seller has not already recorded, prior to the Closing Date, a copy of the Ground Lease itself, a Memorandum of Lease or other instrument evidencing its rights in such Leasehold Property;

(D) actual possession of the leasehold estate, subject to any subtenant rights under the applicable Tenant Lease(s);

(E) duly executed Ground Lessor Estoppels, to the extent required pursuant to Section 6.2(a)(ix);

(F) an assignment of any Easements if not otherwise provided for or to the extent required by applicable Law to transfer the rights therein to Purchaser;

(G) evidence that Seller shall pay or cause to be paid all applicable transfer Taxes as set forth in Section 9.2.

(iii) with respect to each Site that is a Managed Property:

(A) a duly executed and acknowledged assignment and assumption of all right, title and interest of Seller in the Management Agreement with respect to such Managed Property;

(B) the duly executed original Management Agreement with respect to such Managed Property (or, if the original is not available, an executed copy thereof), together with a notice letter to the counter party of Seller thereunder, advising of the assignment of such Management Agreement to Purchaser; and

(iv) with respect to each Site:

(A) a duly executed, valid and acknowledged original bill of sale, assignment and assumption of all right, title and interest of Seller in, to and under the Ground Leases and the Tenant Leases for each county in which Sites subject to such Ground Leases or Tenant Leases are located (each, a “Master Bill of Sale and Assignment and Assumption of Leases”), in each case, substantially in the form of Exhibit A, with such changes thereto as are appropriate for the recordation thereof in such county;

(B) the Third Party Consents;

(C) appropriate duly executed bills of sale and all additional agreements, documents and instruments as may be reasonably requested by Purchaser in order to effectuate the transfer of the Tower Assets, as contemplated by this Agreement;

(D) with respect to each Tenant Lease, (x) an original of such Tenant Lease (or if such original is not available, an executed copy thereof); (y) a notice letter to the tenant thereunder duly executed by Seller, identifying Purchaser as the assignee of such Tenant Lease, in form and substance reasonably satisfactory to Purchaser; and (z) all correspondence and memoranda related thereto.

(E) the applicable transfer Tax form (to the extent that transfer Tax is payable in connection with the transfer of such Owned Property or Leasehold Property, as the case may be);

(F) evidence that Seller shall pay or cause to be paid all applicable transfer Taxes as set forth in Section 9.2;

(G) such documents including real estate Tax forms and certificates and seller’s/owner’s affidavit (and “gap-period” indemnity if required by Purchaser’s title insurer) that may be reasonably required by the title company for issuance of owners, leasehold and loan policies of title insurance in favor of Purchaser and Purchaser’s lender, that satisfies all of the requirements specified in Section 6.2(a)(viii);

(H) all keys and other security access codes or devices providing entry to the Improvements;

(I) except for the Sites identified in Section 2.5(c)(iv)(I) of the Disclosure Schedule, a copy of the Determination of “No Hazard” to air navigation from the FAA for each Tower; and

(J) except for the Sites identified in Section 2.5(c)(iv)(J) of the Disclosure Schedule, a copy of the currently existing FCC Form 854R for each Tower.

(v) all books, records and files, and all other documents and instruments concerning the Tower Assets being transferred hereby, including all surveys, title abstracts, memoranda and reports related to the Sites;

(vi) a copy of each engineering report or environmental assessment (whether Phase I, II or otherwise) in Seller’s possession with respect to the Sites;

(vii) all Prepaid Items;

(viii) the officer’s certificate contemplated in Section 6.2(a)(vi);

(ix) an original (or if the original is not available, an executed copy thereof) of each Related Contract;

(x) the opinion contemplated in Section 6.2(a)(vii);

(xi) reserved;

(xii) a copy of all property, sales and use Tax files and records of the Seller relating to the Tower Assets; and

(xiii) such other documents, certificates, instruments or writings reasonably requested by Purchaser or its counsel in order to effectuate the transactions contemplated hereby.

(d) At the Closing, Purchaser shall deliver to Seller the following, as such relate to the Tower Assets:

(i) the Purchase Price, except as otherwise provided in this Agreement;

(ii) the certificate contemplated in Section 6.3(c);

(iii) duly executed, valid and acknowledged original of the Master Bills of Sale and Assignment and Assumption of Leases and of the assignment and assumption agreement for the Shelter Agreement attached hereto as Exhibit B and defined in Section 5.19;

(iv) a copy of the organizational documents of Purchaser, including the Certificate of Formation of Purchaser and the applicable member resolutions (or other appropriate evidence thereof) authorizing the Purchase and the other transactions contemplated hereby;

(v) the opinion contemplated in Section 6.3(e);

(vi) a validly executed original of the Escrow Agreements required pursuant to Section 2.3(c) and Section 2.3(e); and

(vii) such other documents, certificates, instruments or writings reasonably requested by Seller or its counsel in order to effectuate the transactions contemplated hereby.

Section 2.6. Allocation of the Purchase Price for Tax Purposes.

Attached hereto in Section 2.6 of the Disclosure Schedule is a schedule prepared in accordance with the provisions of the Code reflecting the allocation of Purchase Price proportionately among the Tower Assets (the “Tax Allocation Schedule”). Seller and Purchaser shall report the Purchase in accordance with the Tax Allocation Schedule and Section 1060 of the Code for purposes of all federal, state and local Tax Returns (including amended returns and claims for refund and the timely filing of IRS Form 8594) and information reports and shall not take, and shall cause their respective Affiliates, Representatives, successors and assigns not to take, any position on any federal, state or local Tax Return or report, inconsistent with such reporting position. Seller and Purchaser shall promptly give the other notice of any disallowance of or challenge to such reporting by any Authority.

Section 2.7. Apportionment of Real Estate Taxes, Rent, Utilities, Etc.

Appropriate prorations shall be made with respect to the Tower Assets, on a per diem basis, as of the close of business on the Closing Date, with respect to rental and lease payments, utilities, real estate and personal property taxes and all other items of income and expense due or payable under any Ground Lease, Tenant Lease, Management Agreement or Related Contract of a nature ordinarily prorated as of closing in real estate transactions and not separately addressed elsewhere in this Agreement. Seller shall be entitled to all such income required to be paid for all periods (or portions thereof) prior to the Closing Date, and Seller shall be responsible for all such expenses arising during all periods (or portions thereof) prior to the Closing Date. Purchaser shall be entitled to all such income required to be paid for all periods on or subsequent to the Closing Date, and Purchaser shall be responsible for all such expenses for all periods (or portions thereof) on or subsequent to the Closing Date. A reasonable estimate of such prorations and containing reasonable detail with respect to the amounts set forth therein, shall be agreed to by Seller and Purchaser at least five (5) business days prior to the Closing Date, and shall be settled in cash at the Closing. Within sixty (60) days following the Closing, Purchaser shall prepare and deliver to Seller a final determination of such prorations (with the exception of tax prorations which shall be delivered thirty (30) days after receipt by Purchaser of the final tax bill for all Sites) based, among other things, on any relevant bills or other documentation necessary to effect such prorations that are not available at the Closing. Seller shall receive a credit at Closing for any utility deposits which will accrue to the benefit of Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, hereby represents and warrants to Purchaser (a) on the Effective Date and (b) on the Closing Date, as applicable, as follows ***:

Section 3.1. Organization and Business; Power and Authority; Effect of Transaction.

(a) Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite limited liability company or similar power and authority to own, lease and operate its assets as now owned or leased and operated and is duly qualified and in good standing in each other jurisdiction in which the character of the assets owned or leased by it requires such qualification. Section 3.1(a) of the Disclosure Schedule contains a complete and accurate list of the jurisdiction of organization of Seller and any of the jurisdictions in which Seller is qualified to do business.

(b) Seller has all requisite limited liability company or similar power and authority necessary to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document to which Seller is a party and to consummate the transaction contemplated in this Agreement; and the execution, delivery and performance by Seller of this Agreement and each Collateral Document to which Seller is a party have been or will be at the time of their execution duly authorized by all requisite limited liability company or similar action on the part of the Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and each Collateral Document executed or required to be executed by Seller to consummate the Purchase, when executed and delivered by Seller will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

(c) Neither the execution, delivery nor performance of this Agreement by Seller, nor the consummation by Seller of the transaction contemplated hereby, will:

(i) *** require on the part of Seller, any Governmental Authorization or filing with any Authority other than the change of Tower ownership filings required by the FCC;

(ii) *** conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other arrangement to which Seller is a party or by which Seller is bound or to which any of the Tower Assets are subject;

(iii) result in the imposition of any Lien upon any of the Tower Assets; or

(iv) *** violate any Order or Law applicable to Seller or the Tower Assets.

Section 3.2. Financial Information; Ordinary Course of Business.

(a) Seller has provided to Purchaser with respect to each Owned Property, a true, correct, complete description of the fee simple title to the Land owned by Seller, and with respect to each Managed Property and Leasehold Property, a true, correct, complete description of the Land leased, subleased or managed by Seller. Section 3.2(a) of the Disclosure Schedule contains a true, correct, complete and accurate list of each Site with an indication of whether such Site is an Owned Property, a Leasehold Property (including a separate designation for the Sublease Sites), or a Managed Property. Section 3.2(a) of the Disclosure Schedule also sets forth, as of the Effective Date:

(i) with respect to each Ground Lease relating to the Leasehold Properties, the following true and accurate information: name of the landlord, the contracted payment amounts including whether such payment is fixed, is based on revenue sharing or is a combination of any of the foregoing, the frequency of such payment, the amount of any escalators, the frequency of the escalators, the commencement date of such Ground Lease, the number of renewal options available to Seller and the length of each renewal option;

(ii) with respect to each Management Agreement, the following true and accurate information: name of the party engaging Seller as manager, the term of the management rights granted therein (together with a description of any early termination rights, if any), the amounts paid to Seller thereunder and the frequency of such payments, and the terms of any revenue or cost sharing provisions set forth therein; and

(iii) with respect to each Site, in the case where Seller is liable for real estate Taxes, and similar assessments, if any, the amount of the most recent real estate Tax bill received by Seller, including an indication of the year covered and whether such amount has been paid, and with respect to personal property Taxes, the amount of the most recent personal property Tax bill received by Seller, including an indication of the year covered and whether such amount has been paid. *** (A) none of the Land currently receives an exemption from full taxation as to real property Taxes, and (B) there is no anticipated or expected *** increase in the real property Taxes with respect to the Tower Assets.

(b) Section 3.2(b) of the Disclosure Schedule, contains the following true, correct and accurate information as of the Effective Date, for each Tenant Lease: the tenant name, site name, rent, frequency of billing, escalator, frequency of escalator, commencement date of the Tenant Lease, number of tenant renewal options, renewal period, and whether such Tenant Lease is included in a master lease or similar agreement to which Seller is a party and, if it is so included, identifies the parties to and date of such master lease or similar agreement. Except as otherwise set forth on Section 3.2(b) of the Disclosure Schedule, with respect to each Tenant Lease and Management Agreement, as applicable:

(i) (A) payment of rent (or management fees) has commenced thereunder, and (B) *** the tenant’s equipment has been installed at the Site to which such Tenant Lease or Management Agreement relates;

(ii) Seller (A) has not received notice from the tenant, whether written, oral or otherwise, which form of notice shall be specified, of cancellation, non-renewal or rejection in bankruptcy of the Tenant Lease and (B) has no Knowledge of any tenant who plans to cancel or not renew its lease;

(iii) unless specifically described in Section 3.2(b) of the Disclosure Schedule no written or oral agreement has been made by the Seller to change the rental rates specified in the Tenant Leases and, *** no other party has made a written or oral agreement with any tenant to change the rental rates specified in the Tenant Leases;

(iv) *** all tenants under the Tenant Leases are operating their respective equipment pursuant to the terms of the Tenant Leases, and *** no tenant under the Tenant Leases or party to the Management Agreements intends to exercise any right of termination set forth in the respective Tenant Leases or Management Agreement;

(v) with respect to the Managed Properties, Seller is currently in possession of such Managed Properties as manager and is fully operating such Managed Properties in that capacity; and

(vi) *** the tenants which occupy a specific Site pursuant to a Tenant Lease have the necessary Governmental Authorizations to operate the tenant-owned equipment located at the Site and are operating such equipment at such Site in *** compliance with all applicable Governmental Authorizations.

(c) Section 3.2(c) of the Disclosure Schedule contains a true, correct, complete and accurate calculation of Annualized Tower Cash Flow for each Site. All expenses relating to the Tower Assets have been paid on a timely basis without delinquency. For the period of March 1, 2004 through May 31, 2004, except for the capital expenditures set forth in Section 3.2(c) of the Disclosure Schedule, no amounts spent or incurred for the Sites have been capitalized as an asset.

(d) From May 31, 2004 to the Effective Date, except as set forth and described in Section 3.2(d) of the Disclosure Schedule, (i) Seller has conducted and operated the Tower Assets in its usual and ordinary course of business consistent with its prior practice, continued to maintain and preserve the Tower Assets and has not disposed of any of the Tower Assets, except for obsolescence and repairs and replacements in the ordinary course of business, (ii) there has been no Material Adverse Effect and (iii) Seller has not taken any action that would be prohibited by the provisions of Section 5.6.

(e) Section 3.2(e) of the Disclosure Schedule contains a true, correct, complete and accurate list of (i) all prepaid rental, lease, sublease, license, sublicense, occupancy or use payments under Tenant Leases actually received prior to the Effective Date with respect to any period exceeding one (1) calendar month from the Effective Date and (ii) all rental, lease, sublease, license, sublicense, occupancy or use payments under Tenant Leases required to be made to Seller on or after the Effective Date and prior to or on the Closing Date, with respect to a period exceeding one (1) calendar month.

(f) Except as set forth on Section 3.2(f) of the Disclosure Schedule, no rent or other payment has been made to any Ground Lessor in advance prior to the Effective Date in respect of a period exceeding one (1) calendar month which ends after the Effective Date.

(g) Section 3.2(g) of the Disclosure Schedule sets forth (i) as of the Effective Date (and updated to show this information as of the last day of the month immediately preceding the Closing Date), the total amount of outstanding accounts receivable of Seller arising under the Tenant Leases or Management Agreements, and (ii) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof. All accounts receivable set forth on Section 3.2(g) of the Disclosure Schedule are valid and genuine, have arisen solely in the ordinary course of business consistent with past practice and are not, *** subject to valid defenses, set-offs or counterclaims.

(h) Section 3.2(h) of the Disclosure Schedule sets forth the portion of the Purchase Price allocable to each Site.

Section 3.3. Legal Actions. Except as set forth in Section 3.3 of the Disclosure Schedule, there are (a) no Legal Actions of any kind pending or, *** threatened, at Law, in equity or by or before any Authority against or involving Seller relating to the ownership or operation of any of the Tower Assets and Seller has not received service of process of any such Legal Action, (b) no unsatisfied Orders or Orders containing continuing obligations or restrictions (except confidentiality provisions) by any Authority against or affecting Seller or any of the Tower Assets and (c) no outstanding or unsatisfied awards, judgments, or Orders to which Seller is a party or is bound or that otherwise involves the Tower Assets.

Section 3.4. Properties.

(a) The Sites comprise all of the real property used by Seller in the operation of the Tower Assets except for Seller’s offices at 441 Vine Street, Cincinnati, Ohio.

(b) *** Seller has good, insurable and marketable fee title to each of the Owned Properties, subject only to Permitted Exceptions. *** Seller has a good, insurable and marketable leasehold interest in all of the Leasehold Properties and a valid Leasehold interest in all other leased or subleased Tower Assets, in each case, free and clear of all Liens, except Liens arising from actions or failures to act by a lessor, the Lien of ***, and Permitted Exceptions.

(c) With respect to certain Sites, Seller has obtained valid and enforceable title insurance policies insuring its ownership interest in the Land, and has delivered to Purchaser true and correct copies of all Title Policies Seller has in effect as of the Effective Date, together with copies of instruments evidencing Seller’s ownership interest and exceptions thereto, survey and as-built surveys in its possession or control, and the most recent real estate Tax bills, in each case, relating to the Sites (to the extent Seller is responsible for the real estate taxes for any such Managed Properties or Leasehold Properties).

(d) Except as set forth in Section 3.4(d) of the Disclosure Schedule, Seller is not a party to any contract, understanding, agreement or arrangement with any Person to sell, transfer, assign, convey or otherwise dispose of any portion of the Tower Assets or any of Seller’s interest in the Tower Assets.

(e) All fixed rent, additional rent, operating expenses, real estate Taxes and similar assessments, utility charges, common area maintenance charges and any other sums payable by the tenant under each Ground Lease that have fallen due have been paid, and no such amounts have been paid more than thirty (30) days in advance unless otherwise expressly required pursuant to the terms of a Ground Lease.

(f) *** except as set forth on Section 3.4(f) of the Disclosure Schedule, (i) there is no *** physical damage to any Improvements for which there is no insurance in effect covering the cost of restoration, except for such physical damage that would not have a material adverse effect on the value, condition or operation of any such property or any *** portion thereof; (ii) each Owned Property is an independent property that does not rely on any facilities (other than public utilities and facilities and public roads) located on any property not included in such Owned Property to fulfill any requirement of any Authority or for the furnishing to such Owned Property of any essential building systems, except for any such reliance for which such Owned Property has a legal or equitable right with respect thereto; and (iii) each Owned Property is for real estate tax purposes a separate tax parcel.

(g) *** there are no Governmental Authorizations that have not been obtained, the absence of which *** impairs the ability to use or operate any Site as a communications tower site.

(h) *** there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Site.

(i) *** each of the Sites, including the operations thereof, is in compliance with all Applicable Laws in all *** respects. Seller has not received notice of any complaint, investigation, order or other action from any Authority as to the condition, operation or Governmental Authorizations of any of the Sites or the Towers.

(j) Except as disclosed in Section 3.4(j) of the Disclosure Schedule, (i) *** Seller has obtained or is a party to all *** Governmental Authorizations, agreements, Easements or other rights that are necessary to permit the lawful use and operation of the Improvements as they are being used, or that are necessary to permit the lawful use and operation of all driveways, roads and other means of lawful egress and ingress to and from the Sites, (ii) *** all such *** Governmental Authorizations, agreements, Easements and other rights are in full force and effect, and, *** there is no pending threat of modification or cancellation thereof and (iii) Seller has not received any written notice of any violation of any Law or expected change in Law issued by an Authority that would have a material adverse effect on any Site or portion thereof.

(k) Except as disclosed in Section 3.4(k) of the Disclosure Schedule, (i) there are no condemnation or rezoning proceedings that are pending or, ***, contemplated or threatened, with respect to any of the Sites or for the relocation of roadways providing access to such Sites or (ii) *** there are no *** zoning, building or similar Laws or codes or conditions or agreements contained in any easement, restrictive covenant or any similar instrument or agreement affecting any Site that are or will be violated by the continued maintenance, operation or use of any Improvements or the Sites.

(l) Seller has good and valid title to all of the personal property included in the Tower Assets. The personal property not included in the definition of Improvements, included in the Tower Assets is (i) owned by Seller and (ii) in good operating condition and fit for the purposes for which Seller is currently using them in connection with the Tower Assets, subject to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business.

(m) Section 3.4(m) of the Disclosure Schedule sets forth a true and complete list of all of the material Tower Assets. The Tower Assets constitute all of the *** assets, properties, rights, Governmental Authorizations (to the extent transferable) and agreements which are being used by Seller in the operation of the Tower Assets as operated by Seller, and include all of the *** assets, properties, rights, Governmental Authorizations (to the extent transferable) and agreements necessary to operate the Tower Assets in substantially the same manner as the Tower Assets have been operated by Seller.

Section 3.5. Towers; Improvements; Tower Lighting Systems.

(a) Section 3.5(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Towers, buildings and shelters, and all Equipment included in the Tower Assets. Such schedule sets forth the height of the Tower, tower types, and whether the Tower has a Tower Lighting System.

(b) The representations and warranties made in this Section 3.5(b) are made only as of the Closing Date and not as of the Effective Date. Except as set forth in Section 3.5(b) of the Disclosure Schedule, there are no *** structural defects affecting any of the Improvements or any portion thereof, and, *** there are no latent defects that would individually or in the aggregate, have a material adverse effect on the value, condition or operation of any of the Improvements or any *** portion thereof. Except as set forth in Section 3.5(b) of the Disclosure Schedule, all Improvements have been maintained in accordance with normal communications tower industry practice.

(c) The representations and warranties made in this Section 3.5(c) are made only as of the Closing Date and not as of the Effective Date. Except as set forth in Section 3.5(c) of the Disclosure Schedule, the Improvements are in operating condition and repair adequate for the purposes for which Seller is currently using them in connection with the Tower Assets, and require no repair, replacement, or rehabilitation (subject to normal wear and tear), other than ordinary course maintenance. ***

(d) *** subject to the Permitted Exceptions and the Lien of ***, Seller has good title to all Improvements, free and clear of any Liens.

(e) Each Tower Lighting System is in operating condition and repair adequate for normal operation and requires no repair, replacement or rehabilitation (subject to normal wear and tear). On the Closing Date, as applicable, all light bulbs in Tower Lighting Systems will be in good working order, except as set forth in the NOTAM Report.

Section 3.6. No Untrue Statements. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Purchaser in connection with this Agreement are true, correct and complete in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Purchaser in connection with this Agreement and the transaction contemplated hereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated, there is no fact known to Seller that could reasonably be expected to have a Material Adverse Effect on the Tower Assets or its current operations, that has not been disclosed herein, or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Purchaser for use in connection with the transaction contemplated hereby.

Section 3.7. Governmental Authorizations.

Except as set forth in Section 3.7 of the Disclosure Schedule:

(i) *** each Site (and all related Improvements) has been operated and is being operated, in accordance with all Governmental Authorizations in all *** respects (including from the FAA, FCC, United States Army Corps of Engineers, Tribal Historic Preservation Officer and State Historic Preservation Officer, if applicable) and in *** compliance with all Applicable Laws (including Laws relating to zoning and similar restrictions relating to the use or enjoyment of real property);

(ii) *** no Third Party Consents are required to be obtained, made or given by Seller from any Governmental Authority in order to consummate the Purchase and the other transactions contemplated hereby and by the Collateral Documents;

(iii) *** no Governmental Authorization is the subject of any proceeding to revoke or terminate any such Governmental Authorization or to fine or admonish Seller;

(iv) *** all Improvements are in compliance in all *** respects with applicable zoning requirements, wetlands requirements, the National Historic Preservation Act and any related or similar state Laws, land use Laws and applicable title covenants, conditions, restrictions and reservations in all respects;

(v) there are no NOTAMs associated with any of the Sites that have not been properly closed or extended in accordance with Applicable Law; and

(vi) *** no Event exists or has occurred, that constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, a breach, violation or default, under any Governmental Authorization or any Applicable Law.

Section 3.8. Utility Payments. Except as set forth in Section 3.8 of the Disclosure Schedule, Seller has paid or will, in the ordinary course of business, pay all obligations for utilities provided to Seller prior to Closing relating to the Tower Assets being sold, transferred, assigned and conveyed.

Section 3.9. Tax Matters. Except as set forth in Section 3.9 of the Disclosure Schedule:

(a) all Tax Returns required to be filed by or with respect to the Tower Assets have been timely and duly filed, and all such Tax Returns are true, correct and complete in all *** respects;

(b) all Taxes due and payable by or with respect to the Tower Assets have been duly and timely paid in full;

(c) *** there are no Liens (other than Permitted Exceptions) with respect to Taxes on the Tower Assets;

(d) no Tax Claims, audits, or examinations are proposed or pending with respect to the Tower Assets. No closing agreement or similar binding agreement relating to Taxes has been entered into by or with respect to the Tower Assets. No invoice relating to Taxes has been received by or with respect to the Tower Assets that has not been paid or is not yet due; and

(e) Seller has complied in all *** respects with the provisions of the Code relating to the withholding of Taxes (including maintenance of records), as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld and paid over to the proper Authority all such amounts required.

Section 3.10. Insurance.

(a) Section 3.10(a) of the Disclosure Schedule sets forth a true and complete list and description of all insurance policies and other forms of insurance related to the ownership and operation of the Tower Assets and the Sites, together with a statement of the aggregate amount of Claims paid out, and Claims pending, under each such insurance policy or other arrangement from *** through the Effective Date.

(b) All policies identified in Section 3.10(a) of the Disclosure Schedule are in full force and effect; all premiums due thereon have been paid by Seller; and Seller is otherwise in compliance with the terms and provisions of such policies. Furthermore, (i) Seller has not received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policy or arrangement threatened, (ii) there is no Claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (iii) Seller has not received any notice from any of its current insurance carriers that any insurance premiums will be increased in the immediate future or that any insurance coverage presently provided for will not be available to Seller in the immediate future on substantially the same terms as now in effect and (iv) none of such policies or arrangements provides for experienced-based liability or loss sharing arrangement affecting Seller.

Section 3.11. Casualties. Except as identified in Section 3.11 of the Disclosure Schedules, since June 9, 2004, Seller has not been affected in any material way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance) with respect to any Tower Asset.

Section 3.12. Utilities and Access. Except as set forth in Section 3.12 of the Disclosure Schedule, *** (a) the utility services currently available to each Site are adequate for the present and intended customary use of such Site, are in the name of Seller and are being supplied by utility companies, and there is no condition, individually or in the aggregate, which will result in the termination of utility services to such Site and (b) *** Seller and each Ground Lessor, as applicable, has obtained all Easements and rights-of-way to and from each of the Sites that are reasonably necessary to provide the utility services referred to in clause (a). *** such Easements and rights-of-way inure to the benefit of Seller and upon the Closing, will inure to the benefit of Purchaser as successor in title of Seller and no action is pending or, *** threatened or Event existing which, individually or in the aggregate, would have the effect of terminating or limiting such utilities. All costs of installation of such utility services have been fully paid.

Section 3.13. Material Agreements. True, correct and complete copies of each such Ground Lease, Tenant Lease, Management Agreement and Related Contract have been provided to Purchaser. Section 3.13 of the Disclosure Schedule contains a true, accurate and complete list of all Related Contracts. Except as set forth in Section 3.13 of the Disclosure Schedule:

(a) each Easement, Tenant Lease, Ground Lease, Management Agreement and Related Contract is in full force and effect, has not been modified or amended (except for written modifications or amendments, correct and complete copies of which have been provided to Purchaser), has been duly authorized, executed and delivered by Seller and, *** the other parties thereto and is a legal, valid and binding obligation of Seller and, *** each of the other parties thereto and is enforceable against each of the parties thereto in accordance with its terms;

(b) neither Seller nor, *** any other party to a Ground Lease, Tenant Lease, Management Agreement or Related Contract has failed to duly comply with all of the *** terms and conditions of each such Ground Lease, Tenant Lease, Management Agreement or Related Contract or has done or performed, or failed to do or perform (and no Claim is pending or, *** threatened, to the effect that Seller, the other party thereto or any of its Affiliates has not so complied, done and performed or failed to do and perform) any act which would constitute a *** breach or default under, or would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both), any of such Ground Leases, Management Agreement, Tenant Leases or Related Contracts or in any *** respect impair the rights or benefits of, or *** increase the costs of Seller under any of such Ground Leases, Tenant Leases or Related Contracts;

(c) none of the Ground Leases, Management Agreements, Tenant Leases or Related Contracts contain any restriction or limitation on Seller to compete, directly or indirectly, with any person or to engage, directly or indirectly, in any line of business or in any line of business within a specified territory or during a specified period of time;

(d) at the Closing, there will be no agreements under which a third party has the right to market or lease tower space to any Person at a Site pursuant to a marketing, management or other agreement;

(e) Memorandum of Lease (or the Ground Lease itself) has been duly recorded for each Site subject to a Ground Lease prior to the Effective Date, and true, correct and complete copies of any amendments or modifications to the terms of any such Ground Lease since the recordation of the Memorandum of Lease (or the Ground Lease) relating thereto have been provided to Purchaser; and

(f) there are no oral Easements, Tenant Leases, Ground Leases, Management Agreements or Related Contracts, and there are no oral amendments, modifications or supplements thereto.

Section 3.14. Environmental Matters.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, with respect to each Site:

(i) neither Seller *** any third party has entered into or received any Orders or other orders, or other administrative or judicial requirements to any Environmental Law and no such Person is a party in interest with respect to any Order issued pursuant to any Environmental Law;

(ii) neither Seller nor *** any third party (A) are the subject of any Environmental Claim relating to the Sites or the Tower Assets and, *** no such Environmental Claim is threatened, (B) has received any actual notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to such Site or (C) have actual knowledge or reason to believe that any such notice described in clause (B) will be received or is being threatened;

(iii) *** Seller has obtained all Environmental Permits required to operate such Site and the related Tower Assets, and, *** each such Environmental Permit is in full force and effect and *** Seller has been and is in compliance in all *** respects with the terms of all such Environmental Permits;

(iv) (A) *** no operations or activities conducted on any Site by Seller or *** any third party are, or have been, in violation of or delinquent under any Environmental Laws and (B) Seller has not received any written notice and has no Knowledge of any violation of or delinquency related to the Sites or arising out of such operations with respect to any Environmental Laws;

(v) *** no Site contains, and has not previously contained, any Hazardous Substances in amounts or concentrations which constitute or constituted a violation of or could reasonably be expected to give rise to liability under, any Environmental Law;

(vi) *** there has been no release or threat of release of Hazardous Substances at or from a Site, or arising from or related to the operations of Seller or *** any third party in connection with such Site or otherwise in connection with the Tower Assets, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws;

(vii) *** neither Seller nor any third party has taken (or caused to be taken) any action or omitted to take (or prevented any Person from taking or caused any Person not to take) any action that (x) would result in such Site not being in *** compliance with all Environmental Laws, (y) has caused or may cause any *** contamination at, under or about such Site or (z) has caused or may cause a *** violation of any Environmental Law and except to the extent any such actions or omissions, individually or in the aggregate, are not reasonably expected to interfere with the continued operation of such Site or *** impair the fair saleable value thereof; and

(viii) (A) *** neither Seller nor any third party owns, operates, uses or leases any underground storage tanks in or on any Site and (B) *** no third party owns, operates, uses or leases any petroleum or diesel underground storage tanks in or on any Site.

(b) Section 3.14(b) of the Disclosure Schedule sets forth a true and correct list of all environmental site assessment reports or similar documents existing in the files of Seller. True, correct and complete copies of all such environmental site assessment reports have been provided to Purchaser.

Section 3.15. Security Deposits. Section 3.15 of the Disclosure Schedule sets forth a true, correct and complete list of the Security Deposits (including the amounts thereof) currently held by (a) a landlord or easement grantor under any Ground Lease or (as applicable) and (b) Seller under any of the Tenant Leases. The Security Deposits are being maintained in accordance with the provisions of the applicable Ground Leases or Tenant Leases and Applicable Law, and no Security Deposits that were in the possession of Seller during its ownership of the applicable properties have been applied except in accordance with the provisions of the applicable Tenant Lease.

Section 3.16. Reserved.

Section 3.17. Tower Assets. The Tower Assets constitute all of the *** assets and properties that are used or held for use by Seller in the operation and conduct of the Sites and are sufficient for the operation of the Sites as currently operated by Seller. With respect to each Site, the Tower Assets being sold, assigned, transferred and delivered pursuant to this Agreement constitute all or substantially all of Seller’s assets associated with such Site. All ownership, leasehold or subleasehold, as the case may be, rights, and right, title and interest in, to and under the Tower Assets are owned solely by Seller. None of the Tower Assets are part of the Excluded Assets and none of the Excluded Assets include assets or properties necessary for the operation of the Sites as currently operated by Seller.

Section 3.18. Broker or Finder. No agent, broker, investment banker, financial advisor or other firm or Person engaged by or on behalf of Seller or any of its Affiliates is or will be entitled to any fee or commission in connection with the Purchase or the execution, delivery or performance of this Agreement.

Section 3.19. ***

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller (a) on the Effective Date and (b) on the Closing Date, as if made on each such date, as follows:

Section 4.1. Organization and Business; Power and Authority; Effect of Transaction.

(a) Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) Purchaser has all requisite limited liability company power and authority necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document and to consummate the Purchase and other transactions contemplated hereby and thereby; and the execution, delivery and performance by Purchaser of this Agreement and each Collateral Document have been duly authorized by all requisite limited liability company action or similar action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Purchase and the other transactions contemplated hereby and thereby when executed and delivered by Purchaser will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(c) Neither the execution, delivery nor performance by Purchaser of this Agreement or any Collateral Document, nor the consummation of the Purchase and the other transactions contemplated hereby and thereby, or compliance with the terms, conditions and provisions hereof or thereof by Purchaser, (i) will conflict with, or but for any requirement of giving notice or passage of time or both could result in a breach or violation of, or constitute a default or permit the acceleration of any obligation or the termination of any rights under (A) any Organizational Document of Purchaser, (B) any Applicable Law or (C) any of the terms of any contract, agreement, license, lease, indenture, mortgage, loan agreement, note or other instrument to which Purchaser may be bound and (ii) will not require Purchaser to obtain any Governmental Authorization or make any filing with any Authority, other than filings with Authorities relating to notifications of changes in ownership.

Section 4.2. Broker or Finder. No agent, broker, investment banker, financial advisor or other firm or Person engaged by or on behalf of Purchaser or any of its Affiliates is or will be entitled to a fee or commission in connection with the Purchase or the execution, delivery or performance of this Agreement.

ARTICLE 5

COVENANTS

Section 5.1. Access to Information; Confidentiality.

(a) From the Effective Date until the *** anniversary of the Closing Date, Seller shall maintain its business records and, to the extent Seller continues to have employees, officers or representatives, reasonably cooperate (at no expense to Seller) to afford Purchaser and its Affiliates, officers, directors, employees, accountants, auditors, counsel, financial and other advisors, consultants and other representatives and agents (collectively, the “Representatives”) reasonable access to any properties, contracts, studies and reports, environmental studies and reports, commitments, books and records relating to the ownership and operation of the Tower Assets, accounting books and records and Tax records remaining in the possession and control of Seller after the Closing Date; and, during such period, shall furnish promptly upon written request such other information concerning any of the foregoing as Purchaser shall reasonably request.

(b) From and after the Effective Date, each of Purchaser and Seller shall, and shall cause each of its Affiliates and Representatives to, keep confidential and not disclose to any other Person or use for his, her or its own benefit or the benefit of any other Person any Confidential Information relating to the Tower Assets as such relates thereto and any information relating to the monetary or other *** terms of this Agreement. Not withstanding anything else contained herein, after Closing, if it occurs, Purchaser and each of its Affiliates and Representatives may freely use and disclose any Confidential Information relating to the Tower Assets for any purpose without restriction. The obligations of the parties under this Section 5.1(b) shall not apply to information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 5.1(b); or (ii) is required to be disclosed by Law; provided, however, in any such case, a party desiring to disclose such information, subject to such requirement, shall notify the other non-disclosing party or parties as early as practicable prior to disclosure to allow such other non-disclosing party or parties to take appropriate measures to preserve the confidentiality of such information. The obligations of Purchaser under this Section 5.1(b) shall not apply to the extent Purchaser is required to disclose such information as is necessary (i) to consummate the Purchase and to secure financing for the Purchase, (ii) to sell any Tower Assets, or (iii) to the extent Purchaser or its Representatives deems it prudent and/or required pursuant to any Law, Order or SEC filing requirement.

Section 5.2. Supplement to Disclosure Schedule, Etc.

(a) ***

(b) No investigation conducted by Purchaser or any of its Affiliates or Representatives made heretofore or hereafter pursuant to this Section 5.2 or otherwise, nor (except as otherwise set forth in Section 5.2(a)) the consummation of any of the transactions contemplated hereby shall affect any representation, warranty, agreement or covenant of Seller in this Agreement or in any Collateral Document or the rights and remedies of Purchaser under Article 8, provided Purchaser provides Seller written notice prior to Closing of any inaccuracy or breach of any representation, warranty, agreement or covenant of Seller by Seller which occurred prior to Closing and of which Purchaser has Knowledge prior to Closing.

Section 5.3. Agreement to Cooperate; Certain Other Covenants.

(a) Seller and Purchaser shall in good faith use their reasonable best efforts (i) to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the Purchase and (ii) subject to the termination rights set forth herein, to refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which could impede or impair the consummation of the Purchase, including, in all cases using their best efforts to obtain the satisfaction of the conditions specified in Article 6.

(b) The parties hereto shall cooperate with one another in the preparation of all Tax Returns, applications or other documents regarding any Taxes on transfer, recording, registration or other fees which relate to any period that begins on or before the Closing Date, and ends after the Closing Date. The parties shall also cooperate with each other and each other’s Representatives in connection with the preparation or audit of any Tax Returns and any Tax claim or litigation in respect of the Tower Assets that include taxable periods (or portions thereof), activities, operations or Events ending on the Closing Date, which cooperation shall include, but not be limited to, making available documents and employees, if any, capable of providing information or testimony.

(c) Seller and Purchaser shall cooperate with each other (i) in taking all action reasonably required by Seller or Purchaser and designed to reduce any Taxes or other liabilities arising from or in connection with the transactions contemplated by this Agreement and by any other documents between the parties if and solely to the extent such actions do not impose any material costs on Seller or Purchaser and (ii) in preparing and filing with the applicable Authorities as promptly as practicable after the Effective Date all applications and amendments thereto required, if any, together with related information, data and exhibits, necessary to request issuance of orders approving the Purchase by all such applicable Authorities. Neither Seller nor Purchaser shall make any Tax elections, or take any actions or other steps that materially affect Taxes relating to Seller or Purchaser, without Purchaser’s or Seller’s, as the case may be, prior written consent.

Section 5.4. Estoppels; Non-Disturbance Agreements. Seller shall use its best efforts to promptly obtain, and Purchaser agrees to cooperate with Seller, at Seller’s expense, in its effort to obtain, (i) the Third Party Consents, (ii) a Ground Lessor Estoppel with respect to each Ground Lease, (iii) a Non-Disturbance Agreement from any Ground Lessor’s mortgagee whose mortgage has priority over the Ground Lease; and (iv) the Estoppel Agreements. Seller shall provide information in reasonable detail from time to time and as and when reasonably requested by Purchaser with respect to the actions taken by Seller pursuant to this Section 5.4.

Section 5.5. Public Announcements. Seller and Purchaser shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Purchase and shall not issue any such press release or make any such public statement without the prior written approval of the other, except that either party, without the other party’s prior consent (but after having consulted with such party), may issue such press releases or make such public statements as may be required by Applicable Law or any stock exchange or organization on which its securities may be listed or admitted for trading.

Section 5.6. Conduct of Business by Seller Pending the Closing. Prior to the Closing Date, Seller shall conduct and operate the Tower Assets in the usual and ordinary course of business consistent with past practice. Without limiting the foregoing, until the Closing Date, with respect to the Tower Assets, Seller shall:

(a) maintain, preserve, protect and repair (and, if necessary, replace) the Tower Assets;

(b) obtain, maintain and renew all requisite Governmental Authorizations;

(c) not sell, dispose of or otherwise transfer any ownership or right, title and interest in, to and under the Tower Assets, it being understood that the foregoing shall not prevent repairs and any replacements or conveyances in the usual and ordinary course of business consistent with past practice and that are immaterial to and do not detract from the value of the Tower Assets or interfere or adversely affect the use thereof;

(d) confer at reasonable times and from time to time, at the request of Purchaser, with one (1) or more Representatives of Purchaser, with respect to the Business and the Tower Assets;

(e) maintain, with financially responsible insurance companies, insurance on the Tower Assets in such amounts and against such risks and losses as are consistent with past practice;

(f) not enter into, cancel, modify, accelerate, amend, terminate or grant any waiver or release under any Ground Lease, Management Agreement, Easement, Tenant Lease, Related Contract, or any other contract, arrangement, understanding or agreement relating to the Tower Assets, unless it is done in the usual and ordinary course of Seller’s Business consistent with past practices or current industry business practices;

(g) continue to market the Tower Assets to existing and potential customers (including tenants) and preserve the relationships with customers, suppliers, and all others with whom the Business conducts or transacts business;

(h) not voluntarily grant any Liens on or with respect to any of the Tower Assets;

(i) not undertake or commence any material renovations or alterations to the Tower Assets, except those necessary to comply with any of the provisions of this Agreement;

(j) not apply any of the Security Deposits held by Seller, whether to a default of a tenant or otherwise;

(k) not release any Security Deposit held by Seller under or pursuant to any Tenant Lease, except to the extent required by the terms of such Tenant Lease as in effect on the Effective Date;

(l) not collect any rent, lease, sublease, license, sublicense, management fee, occupancy, use or other payment in respect of any Tower Asset on or after the Effective Date, other than in accordance with the existing provisions and terms of the Ground Leases, the Management Agreements or the Tenant Leases;

(m) not authorize or enter into any agreement that would violate any of the foregoing; and

(n) not take any action or omit to take any action if the result of the taking of, or omission to take, such action would be to cause any representation, warranty, agreement or covenant made in this Agreement or the Collateral Documents to be inaccurate, untrue or breached were such representation or warranty to be made or agreement or covenant to be entered into immediately following the taking of, or omission to take, such action.

Section 5.7. Authorizations. Seller shall execute and deliver to Purchaser, upon request therefor, all written consents and authorizations as may be necessary, in the reasonable opinion of Purchaser or its counsel, to make a search of the records of any federal, state, county or municipal or other governmental or quasi-governmental department, agency or authority having jurisdiction over the Sites in order to verify any provision, covenant, agreement, condition, warranty or representation made by Seller in this Agreement or any information relating thereto.

Section 5.8. Maintenance of Property. Seller shall not remove from any Site any article of personal property except as may be necessary for repairs, or the discarding of worn out or useless items, provided, however, that any article removed for repairs shall be returned to such Site promptly upon its repair and shall remain a part of the Tower Assets whether such article shall be located on such property at the time of the Closing, and any article so discarded shall be replaced with a new article of similar quality and utility prior to the Closing. The personal property included in the Tower Assets shall be maintained by Seller in good operating condition and repair, subject to ordinary course maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business, through the Closing Date.

Section 5.9. Further Assurances. At any time and from time to time after the Closing Date until the first anniversary of the Closing Date, at the request of Purchaser, as promptly as reasonably practicable, Seller shall execute and deliver to Purchaser such instruments of transfer, conveyance, assignment and confirmation, in addition to those executed and delivered by Seller at the Closing, and take such action as is reasonably necessary to effectuate the terms and conditions of this Agreement.

Section 5.10. Payments. Any payments received by Seller on or after the Closing Date in respect of (i) any Acquired Tower Asset or (ii) the Business (as such relates to the Acquired Tower Assets) that is due Purchaser pursuant to Section 2.7 shall be for the account of Purchaser. Any such amounts so received shall be received by Seller in trust for Purchaser and paid promptly to Purchaser upon receipt thereof.

Section 5.11. Mail Received After the Closing. Following the Closing, Seller shall use reasonable efforts to deliver or cause to be delivered to Purchaser all mail received by Seller after the Closing, which relates to any Acquired Tower Asset or the Business (as such relates to the Acquired Tower Assets).

Section 5.12. Non-Competition.

(a) *** Seller covenants and agrees that on and after the Closing Date and until the *** year anniversary of the Closing Date (the “Restricted Period”), Seller shall not, directly or indirectly, individually or for or with any Person (whether as a consultant, employee, equity or debt holder, officer, director, or otherwise), develop, operate, lease, license, construct, manage, market, or acquire any interest in, any wireless or broadcast communications tower or site within *** miles of any Tower Asset (“Restricted Area”). The Restricted Period with respect to any individual Site shall begin as of the Closing Date when such Site is transferred by Seller to Purchaser. *** During the Restricted Period, Seller shall not (i) solicit, employ, retain as a consultant, interfere with or attempt to entice away from Purchaser, any individual who is, has agreed to be or within *** months of such solicitation, employment, retention, interference or enticement has been, employed or retained by Purchaser, its Affiliates or any successor to any of the foregoing or (ii) engage or participate in any effort or act to induce any customers, suppliers, Associates or independent contractors of Purchaser, its Affiliates or any successor to any of the foregoing to cease doing business or detrimentally change the terms or reduce the amount of business or their association or employment with Purchaser, its Affiliates or any successor to the foregoing.

The Restricted Period shall be extended with respect to a specific Site(s) which Seller is competing against in violation of this covenant not to compete for a period equal to any period of violation of the covenant not to compete with respect to such Site and any other period required for litigation during which Purchaser seeks to enforce this covenant against Seller due to Seller’s violation of this covenant with respect to such Site(s).

In the event that any of the covenants contained in this Section 5.12 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action. Seller acknowledges that both the *** year length of time and the geographic scope set forth in this Section 5.12 are considered by it to be reasonable given the nature of the business of the Tower Assets and are necessary to the protection of the Tower Assets.

(b) Seller covenants and agrees that during the Restricted Period, Seller shall not, directly or indirectly, individually or for or with any Person (whether as a consultant, employee, equity or debt holder, officer, director, or otherwise), option, purchase, contract to purchase or otherwise solicit to purchase, any Land which is subject to a Ground Lease or any appurtenant easement rights created under a Ground Lease. In the event Seller is offered the right to purchase any Land during the Restricted Period, Seller shall submit the offer to Purchaser so that Purchaser shall have the right to acquire the subject Land at the same price and on the same terms and conditions as offered to Seller.

(c) Seller covenants and agrees that during the Restricted Period, Seller will not directly or indirectly solicit or otherwise seek to have a tenant that is a party to a Tenant Lease as of the Closing Date move its equipment from the Site which is subject to the Tenant Lease which is included in the Acquired Tower Assets to a Site owned, leased, managed or otherwise operated by Seller.

Section 5.13. Schedule of Prepaid Items; Etc.

(a) At least five (5) business days before the Closing Date, Seller shall provide Purchaser a true, correct and complete schedule of all Prepaid Items to be transferred to Purchaser on such closing date.

(b) Within five (5) business days after the end of each month from and after the Effective Date until the Closing, Seller shall prepare and deliver to Purchaser an amended and restated Section 3.2(g) of the Disclosure Schedule updating the information set forth therein as of the last day of the most recently ended month.

Section 5.14. Actions with Respect to Title. Prior to or at Closing, Seller shall, with respect to the Tower Assets being acquired at the Closing, (a) pay, release and discharge all monetary Liens for sums borrowed by Seller, and (b) use reasonable efforts to try to cause to be removed from title all other Liens and exceptions to title, other than Permitted Exceptions, Liens granted by a landlord and Liens against the landlord’s interest in any Leasehold Property.

Section 5.15. Title Reports. At Purchaser’s sole cost and expense, Purchaser may cause to be prepared or performed such title examinations (including, without limitation, the issuance of a title insurance commitment in connection therewith) and a survey to ascertain the state of the title for the Sites. If at any time Purchaser determines that title to any Site is not marketable and free from encumbrances except for Permitted Exceptions, Purchaser shall immediately notify Seller in writing specifying such title and survey matters to which Purchaser objects. Subject to the provisions contained herein, Seller shall have the right, but not the obligation, to cure or remove any title or survey matters to which Purchaser so objects.

Section 5.16. Reserved.

Section 5.17. Assumption of Liabilities and Obligations

(a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume and agrees to pay, discharge and perform all obligations and liabilities of Seller under all Ground Leases, Tenant Leases, Management Agreements,

Easements, Related Contracts and the Shelter Agreement and, with respect to the ownership and operation of the Acquired Tower Assets, solely to the extent such Claims relate to the period from and after Closing until forever (the “Assumed Obligations”); provided, however, that (i) notwithstanding the foregoing, Purchaser shall not assume nor agree to pay, discharge and perform, and shall not be obligated or have any liability with respect to, the Excluded Obligations, (ii) nothing herein shall preclude Purchaser from raising any defenses it may have with respect to the Assumed Obligations and (iii) the Assumed Obligations shall not include any of the Excluded Obligations.

(b) Purchaser shall not be obligated to perform any obligation or have any liability or obligation of any kind or nature whatsoever of Seller which are not related to the ownership or operation of the Acquired Tower Assets (such excluded liabilities and obligations, collectively, the “Excluded Obligations”) including any Claim (contingent or otherwise):

(i) not specifically included as an Assumed Obligation in Section 5.17(a);

(ii) relating to any breach or violation of, or failure to perform (or any alleged breach, violation or failure to perform), any of the obligations, covenants, agreements or undertakings of Seller set forth in any Related Contract, Management Agreement, Ground Lease, Easements or Tenant Lease arising or attributable to any period prior to the Closing;

(iii) relating to any Excluded Site;

(iv) for any Taxes, fees, expenses or other amounts (A) required to be paid by Seller or any of its Affiliates pursuant to the provisions of this Agreement or (B) relating or attributable to any period (or any portion thereof) ending prior to the Closing;

(v) that constitutes, may constitute or is alleged to constitute a tort or violation of any requirement of any Law by Seller, including personal injury Claims arising from or related to Events occurring prior to the Closing, regardless of when any such Claim is made or brought;

(vi) arising from any Environmental Claim related to any act (or failure to act) of the Seller prior to the Closing;

(vii) relating to fees, costs and expenses incurred by Seller in connection with the transactions contemplated by this Agreement and by the Collateral Documents; and

(viii) relating to any expenses incurred by Seller in connection with the operation of their administrative functions, including leases for office space and related services.

Section 5.18. Non-Assignable Tower Contracts.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign the right, title or interest of Seller in, to or under any Governmental Authorization or application or filing therefor or any Ground Lease, Tenant Lease or Related Contract or right of any benefit arising thereunder or resulting therefrom if any assignment thereof, without the Third Party Consent of the applicable Authority or third party thereto, would constitute a breach or violation thereof or in any way adversely affect the rights of Purchaser or Seller thereunder and such Third Party Consent has not been obtained or if by its nature such cannot be assigned thereby (collectively, “Non-Assignable Tower Contracts”).

(b) With respect to any Non-Assignable Tower Contract that is a Tenant Lease for which the requisite Third Party Consent has not been obtained as of the Closing, and as to which Purchaser has waived the condition in Section 6.2(a)(v), and any corresponding breach of any representation or warranty, Seller shall, (i) use its best efforts to obtain, and Purchaser agrees to reasonably cooperate with Seller at Seller’s expense in its efforts to obtain, such Third Party Consent as soon as practicable after the Closing, (ii) until such time as such Third Party Consent is obtained, provide Purchaser the benefits of such Tenant Lease through a sublease, assignment of rents, management agreement or any other reasonable and lawful arrangement designed to provide such benefits to Purchaser (any such arrangements to be reasonably satisfactory to Seller and Purchaser), without Seller incurring any financial obligations to Purchaser or the tenant under such Tenant Lease following the Closing and (iii) upon obtaining such Third Party Consent, execute and deliver such instruments and other documents as may be necessary or advisable to confirm the sale, assignment, transfer and conveyance of such Tenant Lease to the Purchaser hereunder.

Section 5.19. Assignment of the Shelter Agreement. ***

ARTICLE 6

CLOSING CONDITIONS

Section 6.1. Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Purchase shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver at or prior to the Closing Date, of the following conditions:

(a) no Legal Action shall be pending or threatened before any Authority seeking to enjoin, restrain, prohibit or make illegal the consummation of the Purchase; and

(b) all authorizations, consents, waivers, orders, or approvals required to be obtained from all Authorities, and all filings, submissions, registrations, notices, or declarations required to be made by either of the parties with any Authority, prior to the consummation of the Purchase, shall have been obtained from, and made with, all such Authorities, and shall remain in full force and effect.

Section 6.2. Conditions to Obligations of Purchaser.

(a) The obligation of Purchaser to consummate the Purchase shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver on or prior to the Closing Date, as applicable, of the following conditions with respect to Sites that represent *** or more of the Annualized Tower Cash Flow:

(i) all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to Purchaser and its counsel, and Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Purchaser or its counsel may reasonably request;

(ii) the representations and warranties of Seller contained in this Agreement and the Collateral Documents (considered collectively) and each of such representations and warranties that relate to the Tower Assets (considered individually and with respect to each Tower Asset) shall have either been waived by Purchaser or be true and correct in all *** respects as of the Effective Date and as of the Closing Date (except to the extent that such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any supplement to the Disclosure Schedule except as set forth in Section 5.2;

(iii) Seller shall have performed in all *** respects each obligation and agreement to be performed by them, and shall have complied in all *** respects with each covenant, required by this Agreement and the Collateral Documents to be performed or complied with by them prior to the Closing;

(iv) between the Effective Date and the Closing Date, no Material Adverse Effect shall have occurred;

(v) Seller shall have obtained and delivered to Purchaser all Third Party Consents relating to the Tower Assets proposed to be sold, assigned, transferred and delivered hereunder at the Closing, and such Third Party Consents shall remain in full force and effect;

(vi) Purchaser shall have received at the Closing, a certificate from an executive officer of each Seller certifying the satisfaction of the conditions set forth in Sections 6.2(a)(ii), 6.2(a)(iii) and 6.2(a)(iv), dated the Closing Date, as the case may be;

(vii) Purchaser shall have received a favorable opinion of counsel reasonably acceptable to Purchaser dated the Closing Date, in the form of Exhibit C attached hereto;

(viii) subject to the requirements of Section 5.15, with respect to each Site containing Acquired Tower Assets, Purchaser shall have received, at Purchaser’s expense, marked commitments for owners’ and mortgagees’ title insurance in form and substance reasonably acceptable to Purchaser and Purchaser’s lender, including the endorsements and affirmative coverages specified on Exhibit D, and insuring fee title, in the case of Owned Properties, leasehold title, in the case of Leasehold Properties, in each case, with no exceptions, other than exceptions for Permitted Exceptions and Liens granted by Landlords or Lessors at the Leasehold Properties or by owners at the Managed Properties;

(ix) Purchaser shall have received Ground Lessor Estoppels from Ground Lessors with respect to the Leasehold Properties;

(x) Purchaser shall have received a Non-Disturbance Agreement from each mortgagee of each Ground Lessor, with a Mortgage that secures a debt in an amount as of the Closing Date in excess of Thirty Thousand Dollars ($30,000.00), as applicable;

(xi) each document required to be delivered at the Closing, pursuant to this Agreement or any Collateral Document shall have been delivered;

(xii) Purchaser shall have received evidence satisfactory in substance and form to Purchaser to the effect that (A) all Indebtedness for money borrowed by Seller relating to the Acquired Tower Assets, will be paid and discharged out of the Purchase Price, and (B) all Liens on any of the Acquired Tower Assets, securing the Indebtedness for money borrowed by Seller have been released and discharged or will be released upon payment of the Purchase Price;

(xiii) Purchaser shall have received evidence satisfactory in substance and form to Purchaser that all of the *** Improvements related to each Owned Property, Leasehold Property or Managed Property lie wholly within the boundaries and building restriction lines of the Land applicable to such Property;

(xiv) Purchaser shall have received (i) a copy of each outstanding NOTAM affecting any Tower as of two (2) business days prior to the Closing, and (ii) a list of such NOTAMs indicating, in each case, the period of time for which each such NOTAM has been outstanding (the “NOTAM Report”);

(xv) Purchaser shall have received evidence satisfactory in substance and form to Purchaser that as of the date of Closing Date, all Sites (including all Sites, if any, identified in Section 3.14(a) of the Disclosure Schedule) shall be in compliance with the representations and warranties set forth in items (i) through (viii) of Section 3.14(a), and all matters included in Section 3.14(a) of the Disclosure Schedule or disclosed in any environmental site assessment report with respect to any Site shall have been resolved, such that they do not *** impede the Purchaser’s ability to operate the Tower Sites;

(xvi) With respect to each Site, the environmental investigation conducted by Purchaser, if any, shall be reasonably acceptable to Purchaser. This condition shall be deemed satisfied or waived by Purchaser with respect to all Sites except with respect to those Site(s), if any, which the Purchaser provides written notice to Seller, within sixty (60) days of the Effective Date, of the specific reason the environmental condition of the Site is not reasonably acceptable to Purchaser ***;

(xvii) The structural capability of each Tower at a Site to continue to be operated as it is being operated as of the Effective Date shall be reasonably acceptable to Purchaser. This condition shall be deemed satisfied or waived by Purchaser with respect to all Sites except with respect to those Site(s), if any, for which the Purchaser provides written notice to Seller, within sixty (60) days of the Effective Date, that the results of the structural analysis prepared by Purchaser is not reasonably acceptable to Purchaser ***; and

(xviii) With respect to each Site, Purchaser shall have determined that all *** Permits necessary to operate the Site as it is operated as of the Effective Date have been issued. This condition shall be deemed satisfied or waived by Purchaser with respect to all Sites except any specific Site(s) for which Purchaser provides notice, in writing, to Seller within sixty (60) days of the Effective Date identifying the specific *** Permits Purchaser believes have not been issued and the specific Sites affected. Seller shall have the right, but not the obligation, to obtain any *** permit Purchaser identifies as being reasonably necessary.

(b) Notwithstanding anything contained in this Agreement to the contrary, (i) Purchaser may, to the extent permitted by Applicable Law, waive the satisfaction of one (1) or more conditions set forth in this Section 6.2 with respect to one (1) or more Site or Tower Asset, (ii) the waiver of any such condition with respect to one Site or Tower Asset shall have no effect on whether such condition is satisfied or waived with respect to any other Site or Tower Asset and (iii) to the extent any such condition is not waived with respect to any Tower Asset, such Site or Tower Asset (and all other Sites or Tower Assets relating to the Tower and the Site to which such Tower Asset relates) shall not be sold, assigned transferred and conveyed hereunder, and Purchaser shall not assume any obligation or liability with respect thereto. ***

Section 6.3. Conditions to Obligations of Seller. The obligation of Seller to consummate the Purchase shall be subject to the satisfaction or, to the extent permitted by Applicable Law, waiver on or prior to the Closing Date, of the following conditions:

(a) the representations and warranties of Purchaser contained in this Agreement and the Collateral Documents (considered collectively) and each of such representations and warranties (considered individually) shall be true and correct in all *** respects as of the Effective Date and as of the Closing Date, with the same force and effect as though made on and as of such dates (except to the extent that such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all *** respects as of such date);

(b) Purchaser shall have performed in all *** respects each obligation and agreement to be performed by it, and shall have complied in all *** respects with each covenant, required by this Agreement and the Collateral Documents to be performed or complied with by it prior to the Closing;

(c) Seller shall have received at the Closing, as the case may be, a certificate from Purchaser certifying the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b), dated the Closing Date, and executed by an executive officer, member or manager of Purchaser;

(d) Each document required to be delivered by Purchaser at the Closing shall have been delivered; and

(e) Seller shall have obtained a favorable opinion of counsel reasonably acceptable to Seller dated the Closing Date, in the form of Exhibit E attached hereto;

(f) Seller shall have received at the Closing a lease agreement for the Eaton, Ohio Site permitting Seller to continue to operate the repeater business it operates at the Site in the same manner as it is operated as of the Effective Date. The lease shall be for zero rent with an initial five (5) year term with four (4), five (5) year renewal options and shall otherwise contain commercially reasonable terms consistent with industry practice. In the alternative, on the Closing Date, Seller shall have received One Hundred Thousand Dollars ($100,000.00) from the Purchaser in addition to the Purchase Price.

Section 6.4. Non-Qualifying Sites. For a period of sixty (60) days after the initial Closing, Seller shall use its best efforts to cause any Non-Qualifying Site to meet all of the conditions required under this Agreement. The Purchase Price at the initial Closing shall be adjusted by deducting the portion allocable to the Non-Qualifying Sites in accordance with Section 3.2(h) of the Disclosure Schedule. The Closing for all of the Non-Qualifying Sites for which all of the conditions applicable to such sites under this Agreement are fulfilled or waived by Purchaser prior to the expiration of the sixty (60) day period shall take place within ten (10) days of the expiration date of the sixty (60) day period and the Purchase Price allocable to such sites in accordance with Section 3.2(h) of the Disclosure Schedule shall be paid to Seller at such Closing. After Purchaser has closed on Tower Assets that represent *** of the Annualized Tower Cash Flow, any Non-Qualifying Sites for which all of the conditions applicable to such Sites under this Agreement are not fulfilled or have not been waived by Purchaser prior to the expiration of the sixty (60) day period shall become Excluded Sites and this Agreement shall become null and void and terminate as to such Excluded Sites without any liability on the part of either party or any of their respective stockholders, members, officers, directors, employees or representatives to the other with respect to such Excluded Sites.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing, only pursuant to the following provisions:

(a) by mutual consent of Seller and Purchaser;

(b) by Seller or Purchaser if any permanent injunction, decree or judgment of any Authority restraining, enjoining, or otherwise prohibiting the consummation of the Purchase shall have become final and nonappealable;

(c) by Purchaser in the event the initial Closing has not occurred by one hundred sixty (160) days from the Effective Date (the “Termination Date”), unless Purchaser’s failure to fulfill any obligation under this Agreement shall have been the *** cause of, or shall have resulted in, the failure of the initial Closing to occur by the Termination Date;

(d) by Seller in the event the initial Closing has not occurred by one hundred sixty (160) days from the Effective Date (the “Termination Date”), unless Seller’s failure to fulfill any obligation under this Agreement shall have been the *** cause of, or shall have resulted in, the failure of the initial Closing to occur by the Termination Date;

(e) (i) by Seller in the event that Purchaser is in *** breach of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement or any Collateral Document, in each case, in any manner that would cause any of the conditions set forth in Section 6.3 not to be satisfied, and such a breach is not capable of being cured or is not cured within ten (10) business days of written notice and (ii) by Purchaser in the event that Seller is in *** breach of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement or in any Collateral Document, in each case, in any manner that would cause any of the conditions set forth in Section 6.2 not to be satisfied, and such a breach is not capable of being cured or is not cured within ten (10) business days of written notice; provided that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party who at such time is in *** breach of any of its obligations hereunder;

(f) by Purchaser if the Non-Qualifying Sites constitute more than five percent (5%) of Annualized Tower Cash Flow; or

(g) by Purchaser in accordance with Section 2.3(b).

The right of Seller or Purchaser to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either party, any Person controlling any such party or any of their respective Representatives, whether prior to or after the Effective Date.

Section 7.2. Effect of Termination. Except as provided in Sections 2.3(c), 5.1 (with respect to confidentiality), 5.5, 6.4 and 9.7 and this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party, or any of their respective stockholders, members, officers, directors, employees, or Representatives to the other; provided, however, that, subject to Section 2.3(c), if it shall be judicially determined that termination of this Agreement was caused by Seller’s *** breach of any representation, warranty, covenant or other agreement in this Agreement, Seller shall indemnify and hold harmless Purchaser for its direct out-of-pocket costs, including the reasonable fees and expenses of its counsel, accountants, financial advisors and other experts and advisors, as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation. Alternately, if it is judicially determined that termination of this Agreement was caused by Seller’s sale of all or substantially all of the Tower Assets to a third party or due to Seller’s failure or refusal to close the transaction when all conditions to Closing have been either satisfied, or waived by Purchaser, Seller shall pay to Purchaser, as Purchaser’s ***, and in such event Seller shall not be liable to Purchaser for any direct or indirect damages and shall not be required to indemnify and hold harmless Purchaser for its direct and indirect out-of-pocket costs, including reasonable fees and expenses of its counsel, accountants, financial advisors and other experts and advisors, as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation. ***

ARTICLE 8

INDEMNIFICATION

Section 8.1. Representations and Warranties; Survival. Except as otherwise limited by this Agreement, the representations and warranties of the parties contained in or made pursuant to this Agreement or any Collateral Document shall survive the Closing, and shall remain operative and in full force and effect for a period of *** years after the Closing Date, as applicable, with respect to which date such representations and warranties were made; provided, however, that (a) the representations and warranties contained in Sections 3.1, 3.9, 3.18, 4.1 and 4.2 shall survive and remain operative and in full force and effect indefinitely, and (b) the representations and warranties contained in Section 3.14 shall survive and remain operative and in full force and effect for a period of *** years after the Closing Date, with respect to which date such representations and warranties were made. The covenants and agreements of the parties contained in or made pursuant to this Agreement or any Collateral Document that are to be performed by either party subsequent to Closing shall survive and shall remain operative and in full force and effect for the statute of limitations applicable to contractual obligations. The covenants and agreements of the parties made pursuant to this Agreement or any Collateral Document that are to be performed by either party on or prior to Closing shall expire at Closing.

Section 8.2. Indemnification.

(a) Seller shall defend, indemnify and hold harmless Purchaser and its stockholders, directors, officers, employees, the Management Company and its employees and Representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Claims (including claims by any of the Purchaser Indemnified Parties to enforce the terms of this Agreement or any Collateral Document) (collectively, “Loss and Expense”), by reason of, arising out of or relating to (i) any breach or inaccuracy of any representation or warranty made by Seller pursuant to this Agreement or any Collateral Document, (ii) any failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document (other than those covenants that are to be performed on or prior to Closing), (iii) any liabilities, obligations or Events relating to the Tower Assets arising prior to the Closing Date, and (iv) Excluded Obligations. Without limiting the generality of the foregoing, the indemnification provided by this paragraph shall specifically cover capital, operating, and maintenance costs, incurred in connection with any investigation or monitoring of site conditions, any clean-up, containment, remedial, removal, or restoration work required or performed by any federal, state, or local governmental agency or political subdivision or performed by any nongovernmental entity or person because of the presence, suspected presence, release, or suspected release of any Hazardous Material in or into the air, soil, groundwater, or surface water at, on, about, under, or within the Real Property (or any portion thereof).

(b) Purchaser agrees that it shall defend, indemnify and hold harmless Seller and its stockholders, members, directors, officers, employees and Representatives (collectively, the “Seller Indemnified Parties”) from and against all Loss and Expense by reason of, arising out of or relating to (i) any *** breach or inaccuracy of any representation or warranty made by Purchaser pursuant to this Agreement or any

Collateral Document, (ii) any failure by Purchaser to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document (other than those covenants and agreements that are to be performed on or prior to Closing), (iii) any liabilities, obligations or Events relating to the Sites and the Acquired Tower Assets to the extent arising on or after the Closing Date; provided that such liabilities, obligations or Events do not constitute or relate to a breach by Seller of this Agreement or any Collateral Document and (iv) any and all Assumed Obligations.

(c) Any amounts of Loss and Expense for which Purchaser has delivered to Seller a Qualified Notice of Claim may be withheld from amounts which would otherwise be paid to Seller out of the Escrowed Purchase Price Account. Such withheld amount shall be held in the Escrowed Purchase Price Account until such indemnification matter is finally resolved. If such matter is resolved in favor of Purchaser, then such indemnification claim can be paid using funds contained in the Escrowed Purchase Price Account. If Purchaser unreasonably submits a Qualified Notice of Claim and thereby cause funds to be held in the Escrowed Purchase Price Account, Seller shall be entitled to recover its reasonable attorneys’ fees to obtain the release of funds from the Escrowed Purchase Price Account and interest on the funds at the rate of eight percent (8%) per annum on any amount Purchaser unreasonably subjects to a claim. If Seller unreasonably fails to permit the payment of a Qualified Notice of Claim out of the funds held in the Escrowed Purchase Price Account, Purchaser shall be entitled to recover its reasonable attorneys’ fees to obtain the release of funds from the Escrowed Purchase Price Account to satisfy the Qualified Notice of Claim unreasonably denied by Purchaser and interest on the funds released at the rate of eight percent (8%) per annum.

Section 8.3. Limitations of Liability.

(a) Notwithstanding anything to the contrary in Section 8.2, Purchaser Indemnified Parties and Seller Indemnified Parties shall be entitled to recover their Loss and Expense in respect of any Claim relating to any *** breach or inaccuracy of any representation or warranty pursuant to Articles 3 and 4 *** (the “Basket Amount”) in which case the indemnification obligations shall apply to the total amount of Losses and Expenses (including the Basket Amount), provided, however that the Basket Amount shall not apply to any Losses and Expenses for breaches or inaccuracies of representations and warranties contained in Sections 3.1, 3.9, 3.14, 3.18, 4.1 and 4.2.

(b) In no event shall Seller’s indemnification obligations pursuant to this Agreement for all Claims and Losses and Expenses of any kind made after the Closing exceed, in the aggregate, *** the Escrowed Purchase Price Account at the time a Qualified Notice of Claim(s) is submitted. Both Seller and Purchaser acknowledge that the amount of funds held in the Escrowed Purchase Price Account may decrease over time and therefore the limit on Seller’s indemnification obligations shall reduce accordingly.

(c) In the case any Event shall occur which would otherwise entitle an indemnified party to assert a claim for indemnification hereunder, no Loss and Expense shall be deemed to have been sustained by such party to the extent of any proceeds actually received by such party from any insurance policies with respect thereto (such amount of proceeds to be reduced by retroactive premiums, a reasonable estimate of the present value of future premium increases attributable to the payment of such claim and insurance costs borne by Seller or any Affiliate thereof or Purchaser or any Affiliate thereof, as the case may be, under any self-insurance, deductible or comparable arrangement).

Section 8.4. Notice of Claims. If an indemnified party believes that it has suffered or incurred any Loss and Expense, including as a result of any Legal Action instituted by a third party (a “Third Party Claim”), it shall notify the indemnifying party, in writing, within thirty (30) days of becoming aware that it has suffered such Loss and Expense or of such Third Party Claim, describing such Loss and Expense in reasonable detail to the extent reasonably known or practicable; provided, however, that any failure to so notify the indemnifying party shall not relieve such indemnifying party of its obligations under this Article 8, except solely with respect to Third Party Claims, to the extent such failure to notify materially prejudices such indemnifying party’s ability to defend against such Third Party Claim.

Section 8.5. Defense of Third Party Claims. Except as otherwise set forth below, the indemnifying party shall have the right, at its option and at its own expense, to participate in or, by giving written notice to the indemnified party, to take control of, the defense, negotiation and/or settlement of any such Third Party Claim with counsel reasonably satisfactory to the indemnified party; provided, however, that no indemnifying party shall settle or consent to any judgment regarding any Third Party Claim without the consent of the indemnified party, unless such settlement contains an unconditioned release of the indemnified party from any and all liabilities, contains a customary confidentiality provision, and does not otherwise impose any restriction, liability or obligation of any kind whatsoever on the indemnified party. Except as provided in this Section 8.5, with respect to any such Third Party Claim, the defense, negotiation and/or settlement of which the indemnifying party has taken control, the indemnified party shall have the right to retain separate counsel to represent it and the indemnified party shall pay the fees and expenses of such separate counsel.

Section 8.6. ***

ARTICLE 9

GENERAL PROVISIONS

Section 9.1. Waivers; Amendments. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed by Seller and Purchaser expressly stating that such instrument is intended to amend, modify, supplement, waive, discharge or terminate this Agreement or such term hereof. No delay on the part of either party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any waiver or consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or any Collateral Document or to exercise any right or remedy hereunder shall not constitute a waiver of any such covenant, term, condition or other provision hereof or default in connection therewith. The waiver of any covenant, term, condition or other provision hereof or default hereunder shall not affect or alter this Agreement or any Collateral Document in any other respect, and each and every covenant, term, condition or other provision of this Agreement or any Collateral Document shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection herewith, unless specifically stated so in writing.

Section 9.2. Fees, Expenses and Other Payments. All costs and expenses incurred in connection with any transfer Taxes or sales Taxes levied in connection with the transfer of the Tower Assets from Seller to Purchaser shall be borne by Seller. All other costs and expenses (including fees and expenses of counsel, accountants, investment bankers, brokers, finders, financial advisers and other consultants, advisers and Representatives for all activities of such Persons undertaken pursuant to the provisions of this Agreement) incurred in connection with the negotiation, preparation, performance and enforcement of this Agreement, whether or not such transactions are consummated, incurred by the parties shall be borne solely and entirely by the party that has incurred such costs and expenses, except to the extent otherwise specifically set forth in this Agreement. Purchaser shall bear all costs, expenses, taxes and fees associated with the recordation of the Collateral Documents.

Section 9.3. Notices. All notices and other communications that by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be deemed to have been delivered as follows: (i) three (3) business days after being mailed by certified first-class or express mail, postage prepaid, return receipt requested, (ii) the next business day when sent overnight by nationally recognized courier service, (iii) upon confirmation when sent by facsimile or (iv) upon delivery when personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as set forth below or to such other Person(s), address(es) or facsimile number(s) as the party to receive any such notice or communication may have designated by written notice to the other party.

(a)	If to Purchaser:

Pinnacle Towers Acquisition LLC

301 North Cattlemen Road

Suite 300

Sarasota, FL 34232

Attention: Greerson G. McMullen, Esq.

Facsimile: (941) 308-4294

With a copy to:

Global Signal Services LLC

c/o Fortress Investment Group LLC

1251 Avenue of the Americas

16th Floor

New York, NY 10020

Attention: Stacey Sayetta

Facsimile: (212) 798-6060

(b)	If to Seller:

Mr. R. Dean Meiszer

Lattice Communications, LLC

Suite 3900

441 Vine Street

Cincinnati, OH 45202

Facsimile: (513) 381-8808

with a copy to (which shall not constitute notice to Seller):

Mark C. Bissinger, Esq.

Dinsmore & Shohl LLP

1900 Chemed Center

255 E. Fifth Street

Cincinnati, OH 45202

Facsimile: (513) 977-8141

Section 9.4. Specific Performance; Other Rights and Remedies. In the event of a *** breach of this Agreement by Seller, Purchaser shall be entitled to elect between the remedies provided in Section 7.2 or may, at its sole option, elect as an alternative exclusive remedy to pursue injunctive relief and to seek to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

Section 9.5. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.6. Headings; Table of Contents. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.7. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Florida (regardless of the Laws that might otherwise govern under applicable Florida principles of conflicts of law).

Section 9.8. Entire Agreement. This Agreement (together with the Collateral Documents and any other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof.

Section 9.9. Assignment. This Agreement shall not be assignable by any party and any such assignment shall be null and void, except that Purchaser is permitted to assign this Agreement and the other Collateral Documents without obtaining the consent of Seller, provided that such assignment is to one (1) or more of Affiliates of Purchaser.

Section 9.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party (including any permitted assignee of Purchaser successor to any party by operation of Law, or by way of merger, consolidation or sale of all or substantially all of its assets) and any indemnified Persons, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any Collateral Document.

Section 9.11. Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 9.12. Saturdays, Sundays, Holidays, Etc. If the last or appointed day for taking of any action required or permitted hereby shall be a Saturday, Sunday or legal holiday in Sarasota, Florida, or a day on which banking institutions in Sarasota, Florida are authorized by Law or executive order to close, then such action may be taken on the next succeeding business day for banking institutions in Sarasota, Florida.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

LATTICE COMMUNICATIONS, LLC

By:
Name:
Title:

PINNACLE TOWERS ACQUISITION LLC
By: Global Signal Services LLC, its Manager

By:
Name:
Title:

Acknowledged:	Global Signal Inc.
(for Internal Corporate Purposes Only)

By:
Name: Wesley R. Edens
Title: Chief Executive Officer

APPENDIX A

DEFINITIONS

Acquired Tower Assets means Tower Assets other than Excluded Sites, which have been sold, assigned, transferred and delivered to Purchaser at a Closing pursuant to this Agreement.

Affiliate, Affiliated means, with respect to any specified Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any executive officer or director of such Person, (c) with respect to any partnership, joint venture, limited liability company or similar Entity, any general partner or manager thereof and (d) when used with respect to an individual, shall include any member of such individual’s immediate family or a family trust.

Agreement means this Agreement as originally in effect, including, unless the context otherwise specifically requires, this Appendix A and the other Appendices hereto, and the Disclosure Schedule, as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein provided.

Annualized Tower Cash Flow means the Annualized Tower Cash Flow as defined in Section 2.3(b).

Applicable Law means any Law of any Authority, whether domestic or foreign, to which a Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

Associate shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

Assumed Obligations means the assumed obligations as defined in Section 5.17(a) hereof.

Authority means any governmental or quasi-governmental body, whether administrative, executive, judicial, legislative, police, regulatory, taxing or other authority, or any combination thereof, including any international, federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

Basket Amount means the Basket Amount as defined in Section 8.3(a) hereof.

Business means Business as defined in the Recitals hereof.

Claims means any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all pending Legal Actions of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including reasonable attorneys’ and other legal fees, costs and expenses) relating to any of the foregoing.

Closing means the Closing as defined in Section 2.5(a) hereof.

Closing Date means the Closing Date as defined in Section 2.5(a) hereof.

Code means the Internal Revenue Code of 1986 or any successor Law, and the rules and regulations thereunder or under any successor Law, all as from time to time in effect.

Collateral Documents means the deeds, bills of sale, assignments, assumptions of liabilities, and other instruments, documents and certificates described in this Agreement to be delivered hereunder from time to time or as closing documents.

Confidential Information means all Trade Secrets, information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to the Tower Assets or customers of the Tower Assets, including all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers and prospective customers, information about employees, suppliers and other companies with which the Business has a commercial relationship, plans, methods, concepts, technical information, computer programs or software in various stages of development, passwords, source code listings and object codes.

Control (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, or the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person’s assets or properties, whether through the ownership of stock, equity or other ownership, by agreement, arrangement or understanding, or as trustee or executor, by agreement, credit arrangement or otherwise.

***

Disclosure Schedule means the Disclosure Schedule dated as of the Effective Date delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement, as updated pursuant to the terms of this Agreement,

Easements means all of Seller’s right, title and interest in, to and under all easements, licenses and agreements belonging to or in any way appertaining to the Owned Property, the Leasehold Property or the Managed Property and/or Improvements, including all easements, licenses and agreements providing access to the Owned Property, the Leasehold Property and/or Improvements from public streets, roads and ways, all easements, licensees and agreements for location, maintenance, repair and replacement of and for cables, utilities, utility lines, wires and anchors, and all easements, licenses and agreements for parking.

Effective Date means the date of this Agreement.

Entity means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

Environmental Claim means any claim, complaint, action, suit, proceeding, governmental or administrative action, investigation or notice in writing by any Person alleging potential liability arising out of, based on, or resulting from (i) the release, emission discharge or disposal into, or presence in, the environment, including the indoor environment, of any Hazardous Substance at any location, whether or not part of the Tower Assets or (ii) circumstances forming the basis of any violation, or alleged violation of any Environmental Law.

Environmental Laws means any and all Laws regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now in effect.

Environmental Permit means any Governmental Authorization required by or pursuant to any Environmental Law.

Equipment means the Equipment as defined in (h) of the definition of “Tower Assets” in this Appendix A.

Escrow Agent means the Escrow Agent as defined in Section 2.3(c) hereof.

Escrowed Purchase Price Account means the Escrowed Purchase Price Account as defined in Section 2.3(e) hereof.

Event means the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

Excluded Assets means:

(a) Any tower sites in any stage of development that are not specifically identified in Section 3.5 of the Disclosure Schedule as Sites;

(b) Any development rights contained in any Master Land Lease and Development Rights Agreements;

(c) Any rights pursuant to any Master Transmission Tower Site License Agreement and/or any Master Pole Attachment License Agreement;

(d) Any rights to or interest in any term sheets or other agreement(s) to acquire any assets or tower sites from any third party;

(e) The membership interests in LB Tower Company LLC owned by Seller;

(f) Any assets owned by LB Tower Company LLC;

(g) Any asset associated with the Seller’s repeater business operated at the Eaton Tower Site, including all revenue, transmitters, antennas and other related operating equipment and FCC licenses; and

(h) Any assets not specifically related to or a part of the Tower Assets as of the Closing Date.

(Collectively, the “Excluded Assets”).

Excluded Obligations means the Excluded Obligations as defined in Section 5.17(b) hereof.

Excluded Site means the Excluded Sites as defined in Section 6.4 hereof.

FAA means the United States Federal Aviation Administration, or any successor Authority.

FCC means the United States Federal Communications Commission, or any successor Authority.

FCC Checklist means the FCC Checklist as defined in Section (p)(ii) of the definition of Tower Assets in this Appendix A.

FIRPTA Certificate means the FIRPTA Certificate as defined in Section 2.5(c)(i)(B) hereof.

GAAP means generally accepted accounting principles applied on a consistent basis.

Governmental Authorizations means all approvals, concessions, consents, franchises, licenses, certificates, permits, plans, registrations and other authorizations of all Authorities, including all zoning permits, variances and building permits and approvals by and registrations with the FAA and the FCC held by Seller or that otherwise relate to the Tower Assets or are necessary for the consummation of the Purchase and the other transactions contemplated by this Agreement and the Collateral Documents.

Ground Lease means with respect to each of the Leasehold Properties (i) each lease, license, sublease or sublicense agreement between a third party lessor, licensor, sublessor or sublicensor, and Seller, as lessee, licensee, sublicensee or sublessee, granting to Seller a leasehold or subleasehold estate in and to a Leasehold Property, and (ii) any license or other right to use any property owned by a United States federal or state Authority, including the United States Bureau of Land Management, together with all amendments, modifications, supplements, side letters, estoppel agreements, guarantees, and other documents related thereto.

Ground Lessor means the “grantor”, “lessor”, “landlord”, “licensor”, “sublessor” or “sublicensor” under a Ground Lease.

Ground Lessor Estoppel means an estoppel certificate signed by a Ground Lessor under a Ground Lease in substantially the form of Exhibit F.

Hazardous Substance means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental Law, including asbestos, polychlorinated biphenyls and urea formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

Improvements means any and all buildings, tower foundations, utilities, wires, anchors, landscaping, improvements, fixtures, machinery, equipment (including all service entrance wiring, and meter banks breakers), shelters, fencing, structures, and other tangible assets owned by Seller or any of its Affiliates and located on or appurtenant to any of the Sites, including the Towers.

Indebtedness means with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for (i) the deferred purchase price of property or services and (ii) the deferred purchase price related to the acquisition or raw material and any other components used in the manufacturing of products sold, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (v) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

Intellectual Property means all (i) patents, patent applications, patent disclosures, inventions, and discoveries (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) Trade Secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) World Wide Web addresses and domain name registrations and (vii) works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography.

Knowledge means, ***

Land means, either collectively or individually as the context so requires, those certain underlying parcels or areas of real property comprising any Owned Property or any Leasehold Property.

Law means (a) any administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign, (b) the common law, or other legal precedent and (c) any arbitrator’s, mediator’s or referee’s award, decision, finding or recommendation.

Leasehold Property means, individually and collectively, each of those certain parcels of land or Improvements in which Seller is the holder of a valid leasehold or subleasehold estate, license or other right to use such land or Improvements under and pursuant to the Ground Lease applicable thereto, together with all rights, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

Legal Action means, with respect to any Person, any and all litigation or legal or other pending or threatened actions, arbitrations, claims, counterclaims, disputes, grievances, investigations, proceedings (including condemnation proceedings), requests for material information by or pursuant to the order of any Authority or suits, at Law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person’s business, property or assets.

Lien means any: mortgage; lien (statutory or other) or encumbrance; or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance; (including any unallocated title reservations or any other title matters which impairs marketability of title); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

Loss and Expense means the Loss and Expense as defined in Section 8.2(a) hereof.

Managed Property means the Sites that Seller manages pursuant to the Management Agreements.

Management Agreements means the Management Agreements between the Seller and third parties as described in Section 3.2(a) of the Disclosure Schedule, hereof, together with all amendments, modifications, supplements, side letters, estoppel agreements, guarantees, and other documents related thereto.

Management Company means Pinnacle Towers Inc., the management company of Purchaser.

Master Bill of Sale and Assignment and Assumption of Leases means the Master Bill of Sale and Assignment and Assumption of Leases as defined in Section 2.5(c)(iv)(A)hereof.

Material Adverse Effect means any event, occurrence or change that has had a materially adversely affect upon the (a) Tower Assets or (b) the binding nature, validity or enforceability of this Agreement.

Memorandum of Lease means a memorandum in recordable form reasonably acceptable to Purchaser setting forth certain terms of a Ground Lease.

Non-Assignable Tower Contracts means the Non-Assignable Tower Contracts as defined in Section 5.18(a).

Non-Disturbance Agreement means a non-disturbance agreement signed by the fee owner of a Ground Lessor’s mortgagee, as applicable, in substantially the form of Exhibit G.

Non-Qualifying Site means a Non-Qualifying Site as defined in Section 2.3(d) hereof.

NOTAM means a “Notice to Airman” issued by and as such term is used by the FAA.

NOTAM Report means the NOTAM Report as defined in Section 6.2(a)(xiv) hereof.

Order means any writ, order, judgment, injunction, decree, ruling or consent of or by a Governmental Authority.

Organizational Document means, with respect to a Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital stock, with respect to a Person that is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof) and with respect to a Person that is a limited liability company, its certificate of formation, its limited liability company agreement, any agreements among members of such Person and similar agreements.

Owned Property means, individually and collectively, each of those certain parcels of real property in which Seller has a fee simple interest, together with all rights, alleys, streets, strip gores, water privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

Permits means all permits, licenses, franchises and other Governmental Authorizations and approvals, other than Environmental Permits.

Permitted Exceptions means, with respect to each Site, encumbrances to fee simple or leasehold title for (a) real estate Taxes or other property Taxes, assessments, governmental charges or levies not yet due, (b) easements, rights of way, licenses, restrictions and similar encumbrances incurred in the ordinary course of business that do not *** impair the marketability, use or operation of such Site as a communications tower facility, and (c) rights of tenants in possession of such Site pursuant to Tenant Leases to be assigned to Purchaser hereunder.

Person means any natural individual or any Entity.

Prepaid Items means the Prepaid Items as defined in (j) of the definition of “Tower Assets” in this Appendix A.

Purchase means the purchase of the Tower Assets by Purchaser at Closing.

Purchase Price means the Purchase Price as defined in Section 2.3(a) hereof.

Purchaser means the Purchaser as defined in the first paragraph of this Agreement.

Purchaser Indemnified Parties means the Purchaser Indemnified Parties as defined in Section 8.2(a) hereof.

Related Contract means an agreement, document or instrument, other than a Management Agreement, Ground Lease, or Tenant Lease, between Seller and a third party that is to be assigned to Purchaser as part of the Tower Assets, pursuant to which a third party provides goods or services to, or which otherwise relates to, a Site (e.g., a maintenance agreement).

Representatives means the Representatives as defined in Section 5.1(a) hereof.

Restricted Period means the Restricted Period as defined in Section 5.12(a) hereof.

Security Deposits means security deposits, notes, bonds, instruments and other tenant impounds.

Seller shall mean the Seller as defined in the first paragraph of this Agreement.

Seller Indemnified Parties means the Seller Indemnified Parties as defined in Section 8(b) hereof.

Shelter Agreement means ***

Sites means the Sites as defined in (a) of the definition of “Tower Assets” in this Appendix A.

Sublease Sites means the ten (10) Sites which are located on Leasehold Property and in which Seller owns a leasehold interest to space on a tower pursuant to a lease or license agreement between a third party as lessor or licensor and Seller as lessee or licensee, granting to Seller a leasehold or license estate in and to such tower and pursuant to which Seller has the right to sublease or sublicense the space on the tower to subtenants, together with all amendments, modifications, supplements, side letters, estoppel agreements, guaranties and other documents related thereto.

Tax Allocation Schedule means the Tax Allocation Schedule as defined in Section 2.6 hereof.

Tax or Taxes means, with respect to any Person, all taxes (domestic or foreign), including any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Authority.

Tax Return or Returns means all returns, consolidated or otherwise (including estimated returns, information returns, withholding returns and any other forms or reports), required to be filed with any Authority with respect to Taxes.

Termination Date means the Termination Date as defined in Section 7.1(c) hereof.

Tenant Lease means all leases, master leases, subleases, licenses, sublicenses, and other occupancy agreements for the use and occupancy or future use and occupancy of a Site and/or Improvements or any portion thereof, together with any amendments, modifications and supplements thereto.

Third Party Claim means the Third Party Claim as defined in Section 8.4 hereof.

Third Party Consents means any Governmental Authorization or Order from any Authority or any consent, approval or authorization from any third party which are required to consummate the Purchase and the transactions contemplated under this Agreement and the Collateral Documents.

Title Policies means all of the title policies or title commitments in Seller’s possession relating to the Sites, together with copies of instruments evidencing Seller’s ownership interest and exceptions thereto, survey and as-built surveys in Seller’s possession or control.

Towers means the two hundred thirty-five (235) communication towers described with particularity in Section 3.5(a) of the Disclosure Schedule.

Tower Assets means all assets, properties, right, title and other interest of Seller used or held for use in connection with the operation of the Sites, whether tangible or intangible, real, personal or mixed, including those listed in clauses (a) through (p) below, whether or not any of such assets, properties, right, title or other interest have any value for accounting purposes or are carried or reflected on the financial statements of Seller or any Affiliate thereof:

(a) all right, title and interest of Seller in the two hundred thirty-five (235) communications tower sites located on the Owned Property, the Leasehold Property and the Managed Property and described with particularity in Section 3.5(a) of the Disclosure Schedule (the “Sites”), of which (i) forty-two (42) Sites are Owned Property; (ii) one hundred eighty-eight (188) Sites are Leasehold Property (of which ten (10) Sites are Sublease Sites); and (iii) the remaining five (5) Sites are Managed Property;

(b) all Owned Property used or held for use by Seller or any of its Affiliates in connection with the operation of the Sites, including the Owned Property described in the Section 3.2(a)(i) of the Disclosure Schedule;

(c) all Easements relating to, or necessary for the use and operation of, the Sites, including any appurtenant easements insured pursuant to the Title Policies;

(d) all Ground Leases relating to the Sites as set forth in Section 3.2(a) of the Disclosure Schedule;

(e) all Management Agreements, together with any and all amendments or modifications thereto;

(f) all Tenant Leases relating to the Sites, including Tenant Leases referenced in the rent roll set forth in Section 3.2(b) of the Disclosure Schedule, and such other Tenant Leases entered into by Seller or any Affiliate thereof in compliance with Sections 5.6(f) and (g), in each case, except to the extent any such Tenant Lease is terminated for any reason prior to the Closing;

(g) all Improvements, including the two hundred thirty-five (235) Towers located on the Owned Property, the Leasehold Property and to the extent that Seller has an interest therein, the Managed Property, and all buildings and shelters listed in Section 3.5(a) of the Disclosure Schedule;

(h) all tools, machinery, replacement parts, spare parts, personal property and supplies (other than the Towers and the Improvements), located at the Sites and useful or necessary to the operation of the business, including all assets listed in Section 3.5(a) of the Disclosure Schedule (the “Equipment”);

(i) with respect to each and every Site and to the extent existing immediately prior to the Closing, (i) all Security Deposits held by or on behalf of Seller or any of its Affiliates, (ii) all rights to any warranties and guarantees held by or given to the Seller or any of its Affiliates with respect to such Site and the Improvements thereon, including any work or services performed with respect to, or Equipment installed in or located at such Site and the related Improvements, (iii) to the extent transferable, all rights under any Governmental Authorizations and applications or filings therefor held with respect to the ownership or operation of such Site, (iv) to the extent transferable, the right to use any Governmental Authorizations and applications or filings therefor not held exclusively with respect to, but held in part for the benefit of, the ownership or operation of such Site and (v) any condemnation or eminent domain proceeds received after the date hereof with respect to a taking of such Site;

(j) all rent and other amounts paid or payable under Tenant Leases on account or in respect of any lease, sublease, license, sublicense, occupancy or use for any period (or portion thereof) commencing on (and including) or after the Closing Date, in accordance with the terms of the applicable Tenant Lease, including any such amounts in respect of such periods paid to Seller or any of its Affiliates prior to the Closing Date (“Prepaid Items”);

(k) all Related Contracts set forth in Section 3.13 of the Disclosure Schedule;

(l) originals (or copies if the originals are not available) of all current books, files and records of or maintained by Seller or any of its Affiliates that are related to the Tower Assets, including tenant files, technical and procedural manuals, records, tax records and files, documents, correspondence, construction, engineering or architectural plans, drawings and related site plans, specifications, studies, reports, compliance and zoning documentation, permits, plats, surveys pertaining to the construction of the Towers, as-built surveys (if available) and other related printed or written materials;

(m) all rights and incidents of interest in and to all licenses, sublicenses, grants, easements, consents, permits, approvals and orders (and any pending applications for any thereof) related to the Tower Assets;

(n) all known and unknown, liquidated or unliquidated, contingent or fixed, rights, claims, credits, rights against any third parties (including rights of setoff), causes of action or rights to commence any causes of action and any defenses that Seller or any of its Affiliates has or may acquire relating to or arising out of the Tower Assets;

(o) all right, title and interest of Seller in, to and under all (i) covenants, restrictions, agreements, development rights (except as otherwise provided in this Agreement), air rights, density rights, drainage rights, riparian and/or littoral rights benefiting the Sites,

(ii) utility mains, service laterals, hydrants, valves and appurtenances servicing the Sites, (iii) to the extent transferable, utility deposits and reservations fees paid by or on behalf of Seller or any of its Affiliates with respect to the Sites and (iv) oil, gas, minerals, soil, flowers, shrubs, crops, trees, timber, compacted soil, submerged lands and fill appurtenant to the Sites; and

(p) the following items for each Site (to the extent available and transferable):

(i) FAA and/or FCC applications, responses, approvals, clearances and registration numbers submitted or received by Seller or any of its Affiliates;

(ii) the environmental assessments and any environmental reports involving contemporaneous or subsequent intrusive testing, the “FCC Checklist” performed pursuant to National Environmental Policy Act Requirements and any other information that may have been produced regarding the environmental condition of such Site or neighboring real property;

(iii) any and all Tribal Historic Preservation Officer (if applicable) and State Historic Preservation Officer related documentation and approvals; and

(iv) any development rights regarding such Site (except as otherwise provided in this Agreement), and any other intangibles (other than Intellectual Property) relating to the use, operation or development of such Site.

Tower Lighting System means the lighting control system for a Tower (including the control module, light fixtures, all associated interconnection wiring and the external photo-cell) is owned and operated by Seller.

Trademarks means United States and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

Trade Secrets means all categories of trade secrets as defined in the Uniform Trade Secrets Act including business information.

OMITTED EXHIBITS

The following exhibits to the Asset Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K:

Exhibit	Exhibit Description

A	Form of Master Bill of Sale and Assignment and Assumption of Leases

B	Shelter Agreement

C	Opinion of Seller’s Counsel

D	Title Endorsements

E	Opinion of Purchaser’s Counsel

F	Form of Ground Lessor Estoppel

G	Form of Non-Disturbance Agreement

Disclosure Schedule

The Registrant agrees to furnish supplementally a copy of the foregoing omitted exhibits to the Securities and Exchange Commission upon request.